EXHIBIT ONE

                           MINUTES OF A MEETING OF THE
                       BOARD OF DIRECTORS OF 649.COM INC.
                        HELD ON THE 2ND DAY OF JUNE, 2005

The following resolutions were passed by the Board of Directors of 649.com Inc. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Corporation as at June 2nd 2005.

WHEREAS the undersigned is the sole director of 649.com Inc., a Texas corporation, and it is desired that the action set forth underneath shall be adopted.

NOW THEREFORE the undersigned hereby adopts the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

     1. The Board of Directors accepts the resignation of Mr. Mark Glusing as President and director effective the 2nd day of June, 2005; and

     2. The Board of Directors appoints Mr. Cary C. Martin to the position of President of the Corporation. Mr. Martin has agreed, by written consent, to act as an officer of the Corporation.

EFFECTIVE this 2nd day of June, 2005.



/s/ Cary C. Martin
-----------------------------------------------
Cary C. Martin, Director / President




Accepted for filing in the Corporation's
records this 2nd day of June, 2005.          /s/ Cary C. Martin
                                            ------------------------------------
                                             Cary C. Martin, Corporate Secretary